Exhibit 16.1

[Letterhead of EKS&H]

September 18, 2018

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:    StarTek, Inc.

Commissioners:

We have read the statement made by StarTek, Inc. under Item 4.01 of its Form 8-K dated September 18, 2018. We agree with the statement concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of StarTek, Inc. contained therein.

Very truly yours,

/s/ EKS&H LLLP